China Sunergy (Nanjing) Co., Ltd	CSUN-RE-LE-0010

Exhibit 4.34

English Translation for Reference Only

CSUN Silicon Wafers (Materials) Purchase Contract

Contract No.: NPM111186

Place of signature: Jiangning District, Nanjing

Seller: CEEG (Nanjing) Semiconductor Co., Ltd.	Buyer: China Sunergy (Nanjing) Co., Ltd.
Address: No.6, Shuige Road, Jiangning Economic & Technological Development Zone, Nanjing	Address: No.123, Focheng West Road, Jiangning Economic & Technological Development Zone, Nanjing
Contact person of Contract: Zhang Yang	Contact person of Contract: Liu Shijie
Contact No.: 025-52095899	Contact No.: 025-52766603

Upon the principle of trustworthiness and mutual benefit, through sufficient negotiation, both parties conclude following contract over the matter of silicon wafers (materials) purchase on the basis of General Terms of CSUN Silicon Waters (Materials) Purchase Contract recorded in Appendix One:

Special terms

I. Order

1. Product name, specification model, quantity, unit price, total price

1.1 The seller provides the buyer with 3 million 156 silicon wafers every month from October 2011 to December 2013, the supply quantities of mono-crystalline and polycrystalline silicon wafers are negotiated in reference to monthly actual purchase demand of the buyer.

1.2 The price of every order is discussed singly in reference to price of silicon wafer on the market in the same period.

Notes: In the term of performing contract, if the market price of silicon falls, both parties may re-decide price through negotiation on the basis of market price. If negotiation doesn't work, the buyer may terminate the contract.

2. Seller's Delivery Term, Delivery Place and Transportation Mode

2.1 Delivery Term: If the seller is in short of supply, both parties may re-discuss undelivered quantity in reference to market price.

2.2 Delivery Place: Seller's factory

2.3 Transportation Mode: Automobile transportation

3. Buyer's Payment Mode and Payment Time

3.1 After the contract takes effect and before December 30, 2011, the buyer pays a down payment of RMB 150 million to the seller by T/T or bank draft .

3.2 The deduction time of this down payment is: From January 2013 to December 2013, it is averagely deducted at RMB 12,500,000.00 every month (Renminbi twelve million and five hundred thousand yuan only).

3.3 After the contract takes effect, the buyer shall remit payment for goods to designated account of the seller 7 days after receiving goods from the seller.

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China Sunergy (Nanjing) Co., Ltd	CSUN-RE-LE-0010

II. Modification and Supplement of General Terms

4. Modification

Through sufficient negotiation, both parties modify General Terms hereof as follows:

4.1  Article 2.3 of General Terms is modified as: Internal Quality Inspection: The buyer shall finish internal quality inspection within 20 days from the date goods arrive at its factory. The buyer shall take a random selection of 10% goods which have passed preliminary acceptance for preproduction. The buyer produces Preproduction Report according to the result of preproduction; the report shall be conclusion of final inspection and acceptance standard recognized by both parties.

5. Effectiveness and Others

5.1   The contract shall be in 2 original copies and shall take effect when both parties sign and seal it. The buyer and the seller shall hold one respectively.

5.2   The buyer and the seller shall deliver original of contract text to each other within 3 working days after the contract is signed.The effect of facsimile shall be equivalent to that of original.

5.3   The contract and its appendixes shall be indispensable parts of this contract and have seal on the perforation when they are signed.Effectiveness of special terms hereunder shall be preferential. If they aren't clearly stipulated, general terms shall be applicable to them.

5.4    For anything unmentioned in the contract, both parties shall negotiate otherwise and sign a supplemental agreement. The supplemental agreement shall be an effective part hereof and shall have the same legal force as this contract.

Appendix List:

Appendix One: General Terms of CSUN Silicon Wafers (Materials) Purchase Contract

Appendix Two: Silicon Wafers (Materials) Acceptance and Inspection Standard

Buyer:	Seller:
China Sunergy (Nanjing) Co., Ltd.	CEEG(Nanjing) Semiconductor Co., Ltd.
/seal/ China Sunergy (Nanjing) Co., Ltd.	/seal/ CEEG(Nanjing) Semiconductor Co., Ltd.

(Seal)	(Seal)

(Signature of authorized representative)	(Signature of authorized representative)

Date of signature: September 22, 2011	Date of signature: YY/MM/DD

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